BLAKE DAWSON WALDRON

L A W Y E R S

Lihirian Equity
Settlement Agreement

Mineral Resources Development Company Limited

Mineral Resources Lihir Limited

Lihir Management Company Limited

European Investment Bank

4th Floor
Mogoru Moto Building
(PO Box 850)
Port Moresby
Telephone: (675) 309 2000
Fax: (675) 309 2099

Ref: DCF/RAF:020411
020411raflihir settlement agreement ex
version.doc

© Blake Dawson Waldron 2004

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LIHIRIAN EQUITY SETTLEMENT AGREEMENT

DATE 6 DECEMBER, 2004

PARTIES

Mineral Resources Development Company Limited of First Heritage Centre, Islander Way, Waigani, NCD (“MRDC”)

Mineral Resources Lihir Limited of First Heritage Centre, Islander Way, Waigani, NCD (“MRL”)

Lihir Management Company Limited as agent for and on behalf of Lihir Gold Limited of Lihir Island, New Ireland Province (“LGL”)

European Investment Bank of 100 Boulevard Konrad Adenauer, Luxembourg (“EIB”)

RECITALS

A.	MRL holds 77,169,431 ordinary shares in LGL (representing 6.01% of the issued share capital) on trust for the beneficiaries under the Trust (as defined below), who are Lihirian landowners.

B.	MRL financed its acquisition of shares in LGL during 1995 in part using funds borrowed by MRDC from EIB under the EIB Finance Contract, which were on-lent by MRDC to MRL under the MRDC On-Lending Agreement.

C.	In the absence of dividend income from LGL, MRL has not been able to make repayments of principal and payments of interest to MRDC under the MRDC On-Lending Agreement, and MRL has not paid management fees and associated administrative costs to MRDC.

D.	Notwithstanding the non-payments referred to in Recital C, MRDC has made repayments of principal due on 15 December 2001 and 15 December 2002 to EIB and paid interest to EIB under the EIB Finance Contract.

E.	EIB agreed to reschedule to 30 June 2004 the instalment of principal and related interest which was due to be repaid by MRDC to EIB on 15 December 2003 (the “15 December 2003 instalment”).

F.	LGL has paid MRDC from the LGL Community Support Grant (as defined below) an amount equal to the 15 December 2003 instalment and MRDC has paid this amount to EIB on 30 June 2004.

G.	EIB has agreed to waive any penalty interest payment, which would otherwise have been due from MRDC as a result of the late payment of the 15 December 2003 instalment.

H.	It is intended that the instalment of principal and related interest due to be repaid to EIB on 15 December 2004 will come partly from the residual amount of LGL’s community support grant, and partly from a sale by MRL of sufficient of its shares in LGL to meet the shortfall between LGL’s community support grant and the amount required for the repayment of this instalment of principal to EIB, in the manner provided for in this agreement.

I.	Another purpose of this agreement is to establish a means for MRDC to meet its liability to repay the further instalments of principal and pay interest under the EIB Finance Contract, through the setting up and funding of an investment account in the name of EIB. This purpose is dependent upon the parties mutually carrying out their undertakings in this agreement.

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1	Definitions

The following definitions apply in this agreement.

“Completion of Selldown” has the meaning given in clause 4.1(d).

“EIB Finance Contract” means the Finance Contract dated 28 December 1995 (as amended) between EIB (as lender) and MRDC (as borrower).

“Euros” means the currency of the European Union.

“Investment Account” means a Euro-denominated bank account held by EIB in accordance with the terms of this agreement.

“LGL Community Support Grant” means the voluntary grant paid and to be paid by LGL to MRL under clause 6.1(b).

“Lihirian Equity Committee” means the committee referred to in clause 3.4 and schedule 1.

“MRDC On-Lending Agreement” means the On-Lending Agreement dated 12 July 1996 between MRDC (as lender) and MRL (as borrower).

“MRL First Sale Shares” means such number of ordinary shares in LGL the net proceeds of sale of which together with the balance of the LGL Community Support Grant is sufficient for MRL to meet the repayment of principal and payment of interest due to MRDC on 15 December 2004.

“MRL Share Mortgage” means the Share Mortgage (LGL Shares) dated 14 January 1998 between MRL (as mortgagor) and EIB (as mortgagee) which is registered in Papua New Guinea as company charge No. 10991.

“MRL Second Sale Shares” means such number of ordinary shares in LGL the net proceeds of sale of which together with interest earned thereon is calculated as sufficient to repay the outstanding balance of the loan made under the EIB Finance Contract and related interest.

“Trust” means the trust known as the Lihirian Equity Trust constituted by the Trust Deed.

“Trust Deed” means the trust deed dated 14 August 1997 between Robin Moaina (as settlor) and MRL (as trustee).

“Trust Fund” means the assets of the Trust.

1.2	Rules for interpreting this agreement

Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this agreement, except where the context makes it clear that a rule is not intended to apply.

(a)	A reference to:

(i)	a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(ii)	a party to this agreement or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

(iii)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(iv)	anything (including a right, obligation or concept) includes each part of it.

(b)	A singular word includes the plural, and vice versa.

(c)	A word which suggests one gender includes the other genders.

(d)	If a word is defined, another part of speech has a corresponding meaning.

2.	CONDITION PRECEDENT TO PERFORMANCE

2.1	Obligations subject to condition

The obligations of the parties under clauses 3, 4, 5, 6 and 7 do not become binding until the conditions set out in clause 2.2 are satisfied.

2.2	Condition

The conditions referred to in clause 2.1 are that:

(a)	the Bank of Papua New Guinea grants exchange control authority under the Central Banking (Foreign Exchange and Gold) Regulation for the transactions contemplated by this agreement; and

(b)	MRDC notifies the other parties that it and MRL have obtained all other approvals necessary to enter into this agreement and perform the transactions contemplated by its terms (or alternatively that they require no other approvals to do so).

3.	INVESTMENT ACCOUNT

3.1	Establishment of the Investment Account

(a)	EIB will open and thereafter maintain the Investment Account as an interest-bearing bank account denominated in Euros with UBS Warburg in London in the name “European Investment Bank-Lihirian Investment Account” for the purpose of receiving payments under clauses 4.2(d) and 4.5(d) of this agreement.

(b)	All interest accruing on the Investment Account will be credited to the account.

(c)	The signatories on the Investment Account will be representatives of EIB.

3.2	Approval of number of MRL Second Sale Shares

At least 12 hours before giving instructions to sell the MRL Second Sale Shares, MRL must notify EIB by fax with a pro-forma calculation of the number of the MRL Second Sale Shares. EIB may (but is not obliged to) approve the pro forma calculation of the number of the MRL Second Sale Shares, such approval to be signified by notice by fax to MRDC. Once EIB has given such approval, the number of MRL Second Sale Shares can be varied and finalised by MRL in consultation with its broker.

3.3	Surplus on sale of MRL Second Sale Shares

If after completion of the sale of the MRL Second Sale Shares the parties agree that there are any surplus funds not required for credit to the Investment Account in order to establish a balance sufficient for the purpose contemplated in the definition of MRL Second Sale Shares, the surplus must be retained by the broker and paid to MRL to be held in accordance with the terms of the Trust.

3.4	Constitution of the Lihirian Equity Committee

A Lihirian Equity Committee is established as provided in schedule 1.

3.5	Information

EIB will provide MRDC with copies of any information, such as account statements, which it receives in relation to the Investment Account.

4.	UNDERTAKINGS BY MRL

4.1	Sell-down of MRL First Sale Shares

(a)	MRL will forthwith engage a broker to sell the MRL First Sale Shares on its behalf prior to 15 December 2004.

(b)	MRL will seek to obtain the best price reasonably obtainable on market for the MRL First Sale Shares.

(c)	The instructions given to the broker pursuant to paragraph (a) must be approved by the Lihirian Equity Committee and permit the sale of the number of shares required by the definition of MRL First Sale Shares.

(d)	The net proceeds of sale of the MRL First Sale Shares will be paid to MRDC, and MRDC will apply these funds to repayment of the instalment of principal and related interest due to EIB on 15 December 2004 under the EIB Finance Contract.

4.2	Sell-down of MRL Second Sale Shares

(a)	MRL will forthwith engage a broker to sell on its behalf, and to accept (as its sale’s agent) payment of the purchase price into its broker’s bank account for, the MRL Second Sale Shares and may instruct that broker to sell the MRL Second Sale

Shares in one or more lots no later than 7 December 2005 or such later date as may be agreed by EIB.

(b)	MRL will seek to obtain the best price reasonably obtainable on market for the MRL Second Sale Shares.

(c)	The instructions given to the broker pursuant to paragraph (a) must be approved by the Lihirian Equity Committee and reflect the purpose for which the MRL Second Sale Shares are to be sold.

(d)	MRL will instruct the broker to pay directly from the broker’s bank account into the Investment Account, on the same day as the MRL Second Sale Shares are sold, the net proceeds of sale of the MRL Second Sale Shares (less any surplus agreed pursuant to clause 3.3 above) with such net proceeds having first been converted into Euros.

(e)	For the purposes of this agreement, “Completion of the Selldown” occurs when MRL has sold the MRL Second Sale Shares.

4.3	Amendment of MRDC On-Lending Agreement

MRL agrees with MRDC to amend the MRDC On-Lending Agreement in the manner set out in Annexure A forthwith after execution of this document.

4.4	Application of other amounts

MRL agrees to apply the amounts received from LGL referred to in clause 6.1 only for the purposes described in that clause.

4.5	Standing sale instructions

(a)	Notwithstanding the provisions of clauses 4.1 and 4.2, MRL will, after execution of this document, give standing instructions to the broker referred to in clause 4.1(a) (before the sale of the MRL First Sale Shares) or clause 4.2(a) (after the sale of the MRL First Sale Shares) to sell a number of its ordinary shares in LGL in circumstances where both:

(i)	the net proceeds of sale of the shares together with interest earned thereon is calculated as sufficient to repay the outstanding balance of the loan made under the EIB Finance Contract and related interest; and

(ii)	the number of shares that would remain held by MRL after selling the shares referred to in paragraph (i) would equal or exceed 5.2% of the total issued ordinary shares of LGL.

(b)	The terms of the standing instructions referred to in paragraph (a) must be approved by the Lihirian Equity Committee.

(c)	Prior to the sale of the MRL First Sale Shares, the calculation referred to in paragraph (a) must take account of the availability of the balance of the LGL Community Support Grant.

(d)	If the conditions referred to in paragraph (a) are satisfied, then the proceeds will be converted into Euros and paid directly from the broker’s bank account into the Investment Account.

(e)	If as a result of a sale of shares in LGL pursuant to this clause 4.5 there are sufficient funds in the Investment Account for the purpose contemplated in the definition of MRL Second Sale Shares, any remaining obligation of MRL to sell its ordinary shares in LGL under clause 4.1 or 4.2 will be taken to have been satisfied.

(f)	MRL acknowledges that nothing in this document obliges LGL to issue shares to MRL including, without limitation, if the circumstances referred to in clause 4.5(a) do not occur.

5.	UNDERTAKINGS BY MRDC

5.1	Release of MRL from certain obligations

Upon Completion of the Selldown, MRDC hereby releases MRL from all liability, whether arising under the MRDC On-Lending Agreement or otherwise, arising out of the following obligations:

(a)	all principal and interest payments due or made up to and including 15 December 2002 (inclusive); and

(b)	management fees and associated administrative costs incurred prior to establishment of the Investment Account.

5.2	Amendment of MRDC On-Lending Agreement

MRDC agrees with MRL to amend the MRDC On-Lending Agreement in the manner set out in Annexure A forthwith after execution of this document.

5.3	Amendment of EIB Finance Contract

MRDC agrees with EIB to amend the EIB Finance Contract in the manner set out in Annexure B forthwith after execution of this document.

5.4	Application of other amounts

MRDC agrees to apply the amounts received from MRL referred to in clause 6.1 only for the purposes described in that clause.

6.	UNDERTAKINGS BY LGL

6.1	Community Support Grant

LGL agrees to give to MRL the following amounts by way of a voluntary community support grant (of which the parts referred to in paragraphs (a) and (b)(i) have already been paid):

(a)	K3,532,759 (which MRL directs be paid to MRDC) representing 50% of the debt incurred by MRL to MRDC resulting from the repayment made to EIB in December 2002; and

(b)	a total of US$2,635,000 to be paid in the following order to the extent that this amount is sufficient:

(i)	by 30 June 2004, an amount equal to the outstanding amount of principal and interest payable by MRDC under the EIB Finance Contract up to 30 June 2004; and

(ii)	by 15 December 2004, the balance applied to the principal and interest payable under the EIB Finance Contract up to 15 December 2004.

7.	UNDERTAKINGS BY EIB

7.1	Amendment of EIB Finance Contract

EIB agrees with MRDC to amend the EIB Finance Contract substantially in the manner set out in Annexure B forthwith after execution of this document.

7.2	Partial release of MRL Share Mortgage

Upon the sale of the MRL First Sale Shares and upon each sale of a portion of the MRL Second Sale Shares (if these shares are sold in more than one lot) other than the last sale, EIB will release the MRL First Sale Shares and (as the case may be) the number of MRL Second Sale Shares comprising the portion that is being sold at that time from the MRL Share Mortgage in the form of the Partial Release of Security set out in Annexure C.

7.3	Discharge of MRL Share Mortgage

Upon the sale or last sale (as the case may be) of the MRL Second Sale Shares, the net sale proceeds of which, once deposited into the Investment Account (and aggregated with any existing balance on the Investment Account), are sufficient for the purpose contemplated in the definition of MRL Second Sale Shares, EIB will release all the Mortgaged Property (as defined) from the MRL Share Mortgage and discharge MRL and MRDC from all liability under the MRL Share Mortgage (save for the liabilities assumed by MRDC and MRL under Article 7 of the MRL Share Mortgage) in the form of the Release of Security set out in Annexure D.

8.	CONFIDENTIALITY AND ANNOUNCEMENTS

8.1	General

Each party must treat the existence and terms of this agreement confidentially and no announcement or communication relating to the negotiations of the parties, the existence, subject matter or terms of this agreement or the manner of its implementation may be made or authorised by a party:

(a)	unless the other parties have first given their written approval;

(b)	the disclosure is to the party’s employees, consultants, professional advisers, bankers, financial advisers or financiers or to a person whose consent is required under this agreement or for a transaction contemplated by it and those persons undertake to keep confidential any information so disclosed; or

(c)	the disclosure is made to comply with any applicable law or requirement of any government agency or regulatory body (including any relevant stock exchange).

8.2	Lihirian Equity Committee

Without limiting the generality of clause 8.1, the parties acknowledge that the activities of the Lihirian Equity Committee are subject to the provisions of clause 8.1.

9.	TRUSTEE PROVISIONS

MRL (both in its own right and as trustee of the Trust) represents and warrants to the other parties that:

(a)	(status of Trust) the Trust is duly constituted and has not terminated, nor has the date or any event occurred for the vesting of the Trust Fund;

(b)	(status as trustee) it is the sole trustee of the Trust, it has not given any notice of resignation and no action has been taken to remove it or to appoint an additional trustee of the Trust;

(c)	(trust power) it has full legal capacity and power under the Trust Deed to:

(i)	own the Trust Fund and carry on the business of the Trust as it is now being conducted; and

(ii)	enter into this agreement and to carry out the transactions that this agreement contemplates,

as trustee of the Trust;

(d)	(trust authority) all action that is necessary or desirable under the Trust Deed or at law to:

(i)	authorise its entry into this agreement and its carrying out the transactions that this agreement contemplates;

(ii)	ensure that this agreement is legal, valid and binding on it as trustee of the Trust and admissible in evidence against it in that capacity; and

(iii)	enable it to properly carry on the business of the Trust,

has been taken;

(e)	(benefit of beneficiaries) it is entering into this agreement as part of the proper administration of the Trust, for the commercial benefit of the Trust and for the benefit of the beneficiaries of the Trust;

(f)	(right of indemnity):

(i)	it has the right to be fully indemnified out of the Trust Fund in relation to this agreement, and the right has not been modified, released or diminished in any way;

(ii)	the Trust Fund is sufficient to satisfy that right in full;

(iii)	it has not released or disposed of its equitable lien over the Trust Fund; and

(iv)	it has the right to be fully indemnified by the beneficiaries in relation to its obligations under this agreement;

(g)	(terms of Trust) it has disclosed to the other parties full particulars of the Trust and of any other trust or fiduciary relationship affecting the Trust Fund and, without limiting this, has given the other parties a complete and up-to-date copy of the Trust Deed;

(h)	(no breach) it is not in breach of any of its obligations as trustee of the Trust, whether under the Trust Deed or otherwise; and

(i)	(no resettlement) no part of the Trust Fund has been resettled, set aside or transferred to any other person, whether as trustee or otherwise, or mixed with any other property.

10.	NOTICES

(a)	A notice, consent or other communication under this agreement is only effective if it is in writing, signed and either left at the addressee’s address or sent to the addressee by mail or fax. If it is sent by mail, it is taken to have been received 3 working days after it is posted. If it is sent by fax, it is taken to have been received when the addressee actually receives it in full and in legible form.

(b)	A person’s address and fax number are those set out below, or as the person notifies the sender:

MRDC Address	1st Floor, First Heritage Centre, Waigani Drive, Waigani NCD
Postal Address:	PO Box 1076, Port Moresby, NCD, Papua New Guinea
Fax number:	+ 675 325 2633

MRL Address:	1st Floor, First Heritage Centre, Waigani Drive, Waigani NCD
Postal Address:	PO Box 1076, Port Moresby, NCD, Papua New Guinea
Fax number:	+ 675 325 2633

LGL Address:	7th Floor, Pacific Place, corner Douglas Street and Champion Parade, Port Moresby NCD
Postal Address:	PO Box 789, Port Moresby, NCD
Fax number:	+ 675 321 4705

EIB Address:	100 Boulevard Konrad Adenauer
Postal Address:	L-2950 Luxembourg
Fax number:	+352 43 77 04

11.	AMENDMENT AND ASSIGNMENT

(a)	This agreement can only be amended, supplemented, replaced or novated by another agreement signed by the parties.

(b)	A party may only dispose of, declare a trust over or otherwise create an interest in its rights under this agreement with the consent of each other party.

12.	GENERAL

12.1	Governing law

This agreement is governed by the law in force in Papua New Guinea.

12.2	Liability for expenses

Each party must pay its own expenses incurred in negotiating, executing, stamping and registering this agreement.

12.3	Giving effect to this agreement

Each party must do anything (including execute any document), and must ensure that its employees and agents do anything (including execute any document), that the other party may reasonably require to give full effect to this agreement.

12.4	Waiver of rights

A right may only be waived in writing, signed by the party giving the waiver, and:

(a)	no other conduct of a party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of the right;

(b)	a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and

(c)	the exercise of a right does not prevent any further exercise of that right or of any other right.

12.5	Operation of this agreement

(a)	This agreement contains the entire agreement between the parties about the particular matters it covers. Any previous understanding, agreement, representation or warranty relating to those matters (in particular clauses 1,2,3 and 4 of the Heads of Agreement dated 28 March 2003 between some of the parties) is replaced by this agreement and has no further effect.

(b)	Any right that a person may have under this agreement is in addition to, and does not replace or limit, any other right that the person may have.

(c)	Any provision of this agreement which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this agreement enforceable, unless this would materially change the intended effect of this agreement.

12.6	Counterparts

This agreement may be executed in counterparts.

12.7	Attorneys

Each person who executes this agreement on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

SCHEDULE 1

(clause 3.4)

PURPOSE AND RULES OF THE LIHIRIAN EQUITY COMMITTEE

1.	PURPOSE OF THE LIHIRIAN EQUITY COMMITTEE

The purposes of the Lihirian Equity Committee are to:

(a)	provide a means for MRL, MRDC and LGL to approve the terms of the sale of the MRL First Sale Shares and MRL Second Sale Shares;

(b)	approve the terms of standing instructions for the purpose of clause 4.5;

(c)	make requests of and recommendations to EIB in relation to the Investment Account; and

(d)	perform such other activities as may be determined by it from time to time.

2.	REPRESENTATION

The Lihirian Equity Committee comprises 3 representatives, one of which is appointed by notice in writing to MRL by each of:

(a)	MRL;

(a)	MRDC; and

(b)	Lihir Management Company Ltd (in its own right and not as agent for LGL),

(each a “Representative”). The party appointing a Representative may at any time by notice to MRL revoke the Representative’s appointment and appoint another person as its Representative instead.

3.	CASUAL APPOINTMENT

If a Representative is unable to attend a particular meeting of the Lihirian Equity Committee, the party which appointed that Representative must by notice in writing to MRL appoint an alternative Representative to act at the meeting identified in the notice of appointment. The person so appointed shall have all of the powers and privileges of the Representative that made the appointment.

4.	PROCEEDINGS OF THE LIHIRIAN EQUITY COMMITTEE

4.1	Mode of meeting

The Lihirian Equity Committee may meet in person or by telephone or other instantaneous means of conferring for the dispatch of business (or by any combination of those means) which allows each person present to hear and be heard by each other person present, and adjourn and otherwise regulate its meetings as it determines.

4.2	Quorum

The quorum for a meeting of the Lihirian Equity Committee is all three Representatives (including any casual appointment made in accordance with paragraph 3).

4.3	Notice of meeting

Notice of each meeting of the Lihirian Equity Committee:

(a)	must be given to each Representative; and

(b)	may be given by telephone or facsimile message.

4.4	Place of meeting

Where the Lihirian Equity Committee holds a meeting solely or partly by telephone or other instantaneous means of conferring, the meeting is to be treated as held at the place at which at least one of the representatives present at the meeting is physically located as is agreed by those representatives present at the meeting.

4.5	Period of notice

The Lihirian Equity Committee may determine the period of notice (unless waived by a majority of the representatives to whom notice of a particular meeting is sent) for each meeting of the Lihirian Equity Committee which, until otherwise determined, is 24 hours.

4.6	Convening of Committee meeting

Any Representative may at any time convene a meeting of the Lihirian Equity Committee.

4.7	Unanimous decisions

Every question and resolution dealt with at a meeting of the Lihirian Equity Committee is to be decided by an unanimous vote of the Representatives.

4.8	Written resolution of Representatives

If all the Representatives sign a document to the effect that they support a resolution (the terms of which are set out in the document), a resolution in those terms is for all purposes treated as having been passed at a duly convened meeting of the Lihirian Equity Committee held on the date and at the time when the last Representative signs the document.

4.9	Several documents suffice

For the purpose of paragraph 4.8:

(a)	two or more separate documents in identical terms each of which is signed by one or more Representatives are treated as one document;

(b)	an email or facsimile message containing the text of the document expressed to have been signed by a Representative and sent to the other Representatives is a document signed by that Representative at the time of its receipt.

4.10	Other procedures

Except as provided in this schedule, the Lihirian Equity Committee may determine its own procedures.

EXECUTED as an agreement.

THE COMMON SEAL of Mineral Resources Development Company Limited, the fixing of which was witnessed by:

Signature of director	Signature of director/secretary

Name	Name

THE COMMON SEAL of Mineral Resources Lihir Limited, the fixing of which was witnessed by:

Signature of director	Signature of director/secretary

Name	Name

THE COMMON SEAL of Lihir Management Company Limited, the fixing of which was witnessed by:

Signature of director	Signature of director/secretary

Name	Name

SIGNED by an authorised officer of the European Investment Bank in the presence of:

Signature of party

Signature of witness	Name

Name

ANNEXURE A

Amendment to MRDC On-Lending Agreement

Mineral Resources Lihir Limited
1st Floor, First Heritage Centre
Waigani Drive
Waigani NCD, Papua New Guinea
For the attention of Seno Wekina

Subject:	Lihir Gold Project- On-Lending Agreement dated 12 July 1996

Re:	Finance Contract between the European Investment Bank and Mineral Resources Development Company Limited (“MRDC”) and Mineral Resources Lihir Limited (“MRL”) dated Port Moresby and Luxembourg, 28th December 1995 as amended by modifications dated 26th February 1997 and [ ] 2004 (the “Finance Contract”)

On-Lending Agreement between MRDC and MRL dated 12 July 1996 (“On-Lending Agreement”)

Dear Sir,

We refer to recent discussions concerning certain amendments to the above-mentioned On-Lending Agreement and are pleased to confirm that MRDC agrees to these amendments in the following terms. Unless the context requires otherwise, terms and phrases used in the On-Lending Agreement and the Finance Contract have the same meaning herein.

Recital

The following two new recitals shall be added after the last recital on page 1:

“AND WHEREAS EIB has financed the Funded Shareholding which amounts to 4.72% of the share capital of LGL.”

“AND WHEREAS in accordance with the Lihirian Equity Settlement Agreement between EIB, MRDC, the Borrower and Lihir Management Company Limited dated [ ] 2004 (the “Settlement Agreement”), LGL agreed to make a voluntary contribution described as a “community support grant” to the Borrower to be utilized by the Borrower in part to meet its obligation under this Agreement to pay the instalment of principal which was due on 15 December 2003 together with interest thereon to the order of MRDC. The remainder of the community support grant will be utilised by the Borrower for the purpose of meeting part of the instalment of principal and related interest due on 15 December 2004. In addition, the Borrower has decided to sell part of the Funded Shareholding in two tranches, the first prior to 15 December 2004 for the purpose of meeting the balance of the instalment of principal and related interest which was due on 15 December 2004 and the second no later than 7 December 2005 (or such later date as may be agreed by EIB) for the purpose of establishing a new repayment mechanism for the repayment of the outstanding balance of the MRDC Credit and related interest to the order of MRDC so as to enable MRDC to pay the outstanding balance of the Loan and related interest owed by it to EIB under the Finance Contract. An investment account (hereinafter referred to as “Investment Account”) denominated in euros will be set up which will be credited with the net proceeds of the sale of such number of ordinary shares in LGL that together with interest earned thereon is calculated as sufficient to repay the outstanding balance of the Loan in accordance with the Amortisation Table contained in Schedule C of the Finance Contract and related interest thereon.”

Clause 4- Interest

After the final paragraph of clause 4, the following paragraph is inserted:

“On and from 15 December 2005, MRDC agrees that each interest payment under the foregoing paragraphs will be satisfied by direct payment by the Borrower out of the Investment Account to EIB in satisfaction of MRDC’s corresponding interest payment obligation to EIB under Article 3.01 of the Finance Contract.”

Clause 5- Repayment

Clause 5 shall be deleted in its entirety and replaced by the following:

“A.	The Borrower shall repay any amount outstanding at 15 December 2003 under the On-Lending Agreement to MRDC or to MRDC’s order (as the case may be) in thirteen annual instalments on the dates and in the percentages listed in Schedule C of the Finance Contract.

B.	If, as a result of the sale by the Borrower of any part of the Funded Shareholding, MRDC shall become obliged to pay additional sums to EIB under the terms of Article 4.02 of the Finance Contract, the Borrower shall pay or reimburse MRDC such additional amount as MRDC is obliged to pay to EIB under the Finance Contract in consequence of such event.

C.	On and from 15 December 2005, repayments under the foregoing paragraphs will be satisfied pro tanto by direct payment by the Borrower out of the Investment Account to EIB in satisfaction of MRDC’s corresponding repayment obligations to EIB under Article 4.02(1) of the Finance Contract.”.

Article 13- Addresses

The address for MRDC and the Borrower for the purposes of clause 13 is as follows:

“1st Floor
First Heritage Centre
Islander Way
Waigani
(PO Box 1076
Port Moresby)
Papua New Guinea”

Would you kindly signify your acceptance of the above amendments by signing and returning a copy of this letter.

Yours faithfully,
MINERAL RESOURCES DEVELOPMENT COMPANY LIMITED

Agreed and accepted for and on behalf of
MINERAL RESOURCES LIHIR LIMITED

(name and title of authorized signatory)
Date:

ANNEXURE B

Amendment to EIB Finance Contract

By courier

Mineral Resources Development Company Limited
1st Floor, First Heritage Centre
Waigani Drive
Waigani NCD, Papua New Guinea

For the attention of Seno Wekina

Cc:	Mineral Resources Lihir Limited 1st Floor, First Heritage Centre Waigani Drive Waigani NCD, Papua New Guinea

Luxembourg, [—] [</>] 2004	JU/CF/wec	N°

Subject:	Lihir Gold Mine Project-B (FI No. 7.1041) (Risk Capital Resources)

Finance Contract between the European Investment Bank and Mineral Resources Development Company Limited and Mineral Resources Lihir Limited (“MRL”) dated Port Moresby and Luxembourg, 28th December 1995 as amended by modification dated 26th February 1997

Dear Sir,

We refer to recent discussions concerning certain amendments to the above mentioned Finance Contract and are pleased to confirm that the Bank agrees to these amendments in the following terms. Terms and phrases used in the Finance Contract have the same meaning herein.

Recital

The following new recital shall be added after the last recital on page 4:

“THE BANK has financed the Funded Shareholding which amounts to 4.72% of the share capital of LGL and represents 60 571 550 shares. In accordance with the Lihirian Equity Settlement Agreement between the Bank, THE BORROWER, MRL and Lihir Management Company Limited dated [ ] 2004 (the “Settlement Agreement”), LGL has agreed to make a voluntary contribution of the equivalent in euros of USD 2 635 000 (the ‘’Community Support Grant’’) to MRL part of which MRL has utilized to meet its payment obligations to THE BORROWER under the Onlending Agreement and THE BORROWER has, in turn, utilized to meet its obligations under this Contract to pay the instalment of principal which was due on 15 December 2003, together with interest as described in Article 4.02(1). The remainder of the Community Support Grant will be utilised by MRL for the purpose of meeting part of the instalment of principal and related interest due on 15 December 2004 under this Contract. In addition MRL has decided to sell part of the Funded Shareholding in two tranches, the first prior to 15 December 2004 for the purpose of meeting the balance of the instalment of principal and related interest due on 15 December 2004 and the second no later than 7 December 2005 (or such later date as may be agreed by EIB) for the purpose of establishing a new repayment mechanism for the repayment of the outstanding balance of the Loan and related interest. An investment account denominated in euros will be set up which will be credited with the net proceeds of the sale by MRL of such number of ordinary shares in LGL that together with interest earned thereon is calculated as sufficient to repay the outstanding balance of the Loan and related interest.”

Article 3.01

The last paragraph of Article 3.01 shall be deleted in its entirety and replaced by the following:

“Interest shall be payable annually in arrear on the date specified in Article 5.03 and out of the Investment Account as referred to in Article 4.02(1)”.

Article 4.02

The heading of Article 4.02 “Normal Repayment and Compulsory Early Repayment” shall be deleted and replaced by “Scheduled Repayment, Further Sale(s) of Funded Shareholding and Capital Gains”.

Article 4.02(1)

Article 4.02(1) shall be deleted in its entirety and replaced by the following:

(1)	“Scheduled Repayment

Subject to article 9, THE BORROWER shall repay the loan by fifteen annual instalments beginning on 15th December 2001, in accordance with the Amortisation Table contained in Schedule C and as further set out below:

(i)	THE BANK acknowledges receipt of payment in full of principal and related interest in respect of the first three instalments of the Loan that were due on 15th December 2001, 2002 and 2003, respectively, it being noted that in respect of the third instalment due on 15th December 2003, which was paid by MRL from part of the Community Support Grant, THE BANK has waived the application of Article 3.02 (Interest on Overdue Sums) which would otherwise have been applicable as a result of this payment being overdue for the period from 15th December 2003 to 30 June 2004 inclusive.

(ii)	Subject to Article 9, THE BORROWER shall, notwithstanding that for the last eleven instalments the money deposited in the Investment Account (as defined in Article 4.02(1)(iv) below) may not be sufficient to cover the remaining instalments, repay the outstanding balance of the Loan by twelve annual instalments beginning on 15th December 2004 in accordance with the Amortisation Table contained in Schedule C.

(iii)	The annual instalment due on 15th December 2004 shall be payable out of the balance of the Community Support Grant and the Net Proceeds (as defined in Article 4.02(2)(ii)) of the sale prior to 15 December 2004 of such number of ordinary shares in LGL (which represents part of the Funded Shareholding) that together with the balance of the Community Support Grant is sufficient to repay the outstanding principal and related interest in respect thereof.

(iv)	The annual instalment due on 15th December 2005 and the subsequent annual instalments shall be payable out of a bank account denominated in euros to be held by UBS Warburg in London (the “Investment Account”),.which Investment Account shall be opened in the name, and be under the sole control, of the EIB. The Investment Account shall be credited no later than 7 December 2005 (or such later date as may be agreed by EIB) with the Net Proceeds (as defined in Article 4.02(2)(ii)) of the sale of such number of ordinary shares in LGL (which represents part of the Funded Shareholding) that together with interest earned thereon is calculated as sufficient to repay the outstanding balance of the Loan and related interest. For the avoidance of any doubt, if for any reason the funds available on the Investment Account are at any time and from time to time insufficient to meet any annual instalment (or any other payment obligation whatsover or howsoever under this Contract) then THE BORROWER shall be obliged on each such occasion to pay the shortfall from other sources in order to meet in full its payment obligations under this Contract.

(v)	Any balance in the Investment Account after repayment of the Loan and related interest shall be held by MRL on trust for the benefit of the Lihirian people.”

Article 4.02(2)

Articles 4.02(2)(i), (ii), (iii) and (iv) shall be deleted in their entirety and replaced by the following:

(2)	“ Further Sale(s) of Funded Shareholding and Capital Gains

(i)	If following the second sale of part of the Funded Shareholding referred to in Article 4.02(1)(iv) (in order that the Net Proceeds -as defined in Article 4.02(ii) below — can be credited to the aforesaid Investment Account), MRL from time to time further sells or otherwise disposes of the balance (or any part thereof) of the Funded Shareholding, THE BORROWER shall so inform THE BANK on each such occasion and MRL shall hold the Net Proceeds of the sale (or the aggregate Net Proceeds of each such sale if more than one) on trust for the benefit of the Lihirian people.

If such further sale(s) or disposal(s) of the balance of the Funded Shareholding results in a Capital Gain (as defined in Article 4.02(2)(ii) below), THE BORROWER shall on each such occasion pay THE BANK the equivalent in euros of 50% of the Capital Gain.

THE BORROWER and MRL undertake to fully apply the remaining 50% of any such Capital Gain (or Capital Gains) for purposes of benefit to the Lihirian people, as such group is defined in the LGM Agreement in accordance with the terms of the LGM Agreement and any trust created pursuant to it.

(ii)	For the purposes of this Article 4.02:

“Net Proceeds” means any capital sum received by MRL on sale or other disposal of the Funded Shareholding (less all costs of sale and incidental taxes); Provided that if THE BANK considers that the Funded Shareholding has been transferred without consideration or for a consideration materially below the fair and current market value as between a willing buyer and a willing seller, THE BORROWER shall, at the request of and without expense to THE BANK, procure that MRL’s auditors or those of LGL express their opinion on the fair and current market value of such Funded Shareholding as at the date of disposal and MRL shall be deemed to have received as consideration for such disposal an amount equal to such fair value as reflected in the auditors’ opinion (less all notional costs of sale and taxes as above); and

“Capital Gain” in respect of the Funded Shareholding means the excess of the disposal proceeds per share (measured in USD) over the Base Issue Price (of USD 1.11)”.

Article 4.02(3)

Article 4.02(3) shall be deleted in its entirety.

Article 6.09(d)

Article 6.09(d) shall be deleted in its entirety and replaced by the following:

“inform THE BANK in advance of any proposed or actual transfer or sale of the Lihirian Interest”.

Article 6.13

Article 6.13 shall be deleted in its entirety and replaced by the following:

“After all amounts due under the Contract to THE BANK have been paid, any remaining balance in the Investment Account shall be held on trust for the benefit of the Lihirian people.”.

Article 7.02(d)

Article 7.02(d) shall be deleted in its entirety and replaced by the following:

“informs THE BANK immediately and makes itself and MRL available for consultation upon becoming aware of any decision to transfer or sell the whole or any part of MRL’s shareholding in LGL”.

Article 9.01(j)

A new Event of Default shall be added at Article 9.01A(j) as follows:

“(j)	if the Borrower and/or MRL fails to cause the Investment Account (as defined in Article 4.02(1)(iv) above) to be credited:

(i)	with the Net Proceeds (as defined in Article 4.02(2)(ii) above) of the sale (or each sale if more than one) of ordinary shares in LGL (which represents part of the Funded Shareholding) sold pursuant to Article 4.02(1)(iv) on the same day as such shares are sold; and/or

(ii)	by no later than 7 December 2005 with Net Proceeds which, having been aggregated with any existing balance on the Investment Account, and together with interest earned thereon, are sufficient to repay the outstanding balance of the Loan and related interest in accordance with Article 4.02(1)(iv); and”

Article 11.01

The address for MRL and THE BORROWER for the purposes of clause 11.01 is as follows:

“1st Floor
First Heritage Centre
Islander Way
Waigani
(PO Box 1076
Port Moresby)
Papua New Guinea

Facsimile: 675 325 2633”

Would you kindly signify your acceptance of the above amendments by signing the four (4) enclosed copies of this letter at the point indicated below and returning two (2) of them to THE BANK.

Yours faithfully,

EUROPEAN INVESTMENT BANK

David Crush	R. Otte

Agreed and accepted for and on behalf of MINERAL RESOURCES DEVELOPMENT COMPANY LIMITED

(name and title of authorized signatory)

Date:

Agreed and accepted for and on behalf of MINERAL RESOURCES LIHIR LIMITED

(name and title of authorized signatory)

Date:

ANNEXURE C

Partial Release of Security

Partial Release of
Security

European Investment Bank

Mineral Resources Lihir Limited

Mineral Resources Development Company Limited

4thFloor
Mogoru Moto Building
(PO Box 850)
Port Moresby
Telephone: (675) 309 2000
Fax: (675) 309 2099

Re: DCF/RAF:020411
112478305

i

PARTIAL RELEASE OF SECURITY

DATE	2004

PARTIES

European Investment Bank of 100 Boulevard Konrad Adenauer, Luxembourg (“Mortgagee”)

Minerals Resources Lihir Limited of First Heritage Centre, Islander Way, Waigani, NCD (“Mortgagor”)

Mineral Resources Development Company Limited of First Heritage Centre, Islander Way, Waigani, NCD (“Borrower”)

RECITALS

A.	The Mortgaged Property has been provided as security by the Mortgagor in favour of the Mortgagee.

B.	Pursuant to the terms of clause 7.2 of the Lihirian Equity Settlement Agreement (and in pursuance of the mutual undertakings of the parties contained therein), the Mortgagee has agreed to a partial release from the Mortgaged Property, (together with the related liabilities of the Mortgagor and the Borrower under the MRL Share Mortgage), of certain shares referred to in the Lihirian Equity Settlement Agreement.

C.	This Release is the form of release, for the purpose of Recital B above, annexed at Schedule C of the Lihirian Equity Settlement Agreement.

OPERATIVE PROVISIONS

1	INTERPRETATION

1.1	Definitions

The definitions in the MRL Share Mortgage apply to this document and in addition the following definitions apply:

"Lihirian Equity Settlement Agreement” means the Lihirian Equity Settlement Agreement between the Mortgagee, the Mortgagor, the Borrower and Lihir Management Company Limited dated [ ] 2004.

"MRL Share Mortgage” means the Share Mortgage between the parties dated 14 January 1998 which is registered in Papua New Guinea as company charge No.10991.

1.2	Rules for interpreting this document

Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply.

1.

A reference to:

(i)	legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)	a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iii)	a party to this document or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

(iv)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(v)	anything (including a right, obligation or concept) includes each part of it.

(b)	A singular word includes the plural, and vice versa.

(c)	A word which suggests one gender includes the other genders.

(d)	If a word is defined, another part of speech has a corresponding meaning.

(e)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(f)	The word “agreement” includes an undertaking or other binding arrangement or understanding, whether or not in writing.

2.	RELEASE

2.1	Release and discharge

With effect from the date of this document, the Mortgagee releases [ ] ordinary shares in the capital of Lihir Gold Limited (being [ [the MRL First Sale Shares] / [part of the MRL Second Sale Shares] ] referred to in the Lihirian Equity Settlement Agreement) from the MRL Share Mortgage.

2.2	No effect on Facility Agreement

The Mortgagor and the Borrower acknowledge that nothing in this document affects their rights and obligations under the Facility Agreement.

2.3	No effect on continuing security, obligations and rights under MRL Share Mortgage

Nothing in this document shall prejudice or affect the continuing nature of the:

(i)	security over the non-released portion of the Mortgaged Property; or

(ii)	obligations generally of the Mortgagor; or

(iii)	rights generally of the Mortgagee,

2.

under the MRL Share Mortgage.

3.	GENERAL

3.1	Governing law

(a)	This document is governed by the law in force in Papua New Guinea.

(b)	Each party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Papua New Guinea, and any court that may hear appeals from any of those courts, for any proceedings in connection with this document, and waives any right it might have to claim that those courts are an inconvenient forum.

3.2	Liability for costs and taxes

Each party must pay its own expenses incurred in negotiating this document. The Borrower and the Mortgagor shall pay all duties and taxes payable on this document together with the costs of any notification or filing required to give effect to it.

3.3	Giving effect to this document

Each party must do anything (including execute any document), and must ensure that its employees and agents do anything (including execute any document), that any other party may reasonably require to give full effect to this document.

3.4	Counterparts

This document may be executed in counterparts.

3.5	Attorneys

Each person who executes this document on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

[Insert appropriate execution clauses]

3.

ANNEXURE D

Release of Security

Release of Security

European Investment Bank

Mineral Resources Lihir Limited

Mineral Resources Development Company Limited

4th Floor
Mogoru Moto Building
(PO Box 850)
Port Moresby
Telephone: (675) 309 2000
Fax: (675) 309 2099

Re: DCF/RAF:020411
112478305

i

RELEASE OF SECURITY

DATE	2004

PARTIES

European Investment Bank of 100 Boulevard Konrad Adenauer, Luxembourg (the “Mortgagee”)

Minerals Resources Lihir Limited of First Heritage Centre, Islander Way, Waigani, NCD (the “Mortgagor”)

Mineral Resources Development Company Limited of First Heritage Centre, Islander Way, Waigani, NCD (“Borrower”)

RECITALS

A.	The Mortgaged Property has been provided as security by the Mortgagor in favour of the Mortgagee.

B.	Under clause 7.3 of the Lihirian Equity Settlement Agreement (and in pursuance of the mutual undertakings of the parties contained therein), the Mortgagee has agreed to release the Mortgaged Property and the liabilities of the Mortgagor and the Borrower under the MRL Share Mortgage (save for the liabilities under Article 7 of the MRL Share Mortgage) upon the sale or last sale (as the case may be) of the MRL Second Sale Shares (as defined in the Lihirian Equity Settlement Agreement) sufficient for the purpose contemplated within the definition of MRL Second Sale Shares.

C.	This Release is the form of release, for the purpose of Recital B above, annexed at Schedule D of the Lihirian Equity Settlement Agreement.

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1.	Definitions

The definitions in the MRL Share Mortgage apply to this document and in addition the following definitions apply:

“Lihirian Equity Settlement Agreement” means the Lihirian Equity Settlement Agreement between the Mortgagee, the Mortgagor, the Borrower and Lihir Management Company Limited dated [ ] 2004.

“MRL Share Mortgage” means the Share Mortgage between the parties dated 14 January 1998 which is registered in Papua New Guinea as company charge No.10991.

1.2.	Rules for interpreting this document

Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply.

1.

(a)	A reference to:

(i)	legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)	a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iii)	a party to this document or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

(iv)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(v)	anything (including a right, obligation or concept) includes each part of it.

(b)	A singular word includes the plural, and vice versa.

(c)	A word which suggests one gender includes the other genders.

(d)	If a word is defined, another part of speech has a corresponding meaning.

(e)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(f)	The word “agreement” includes an undertaking or other binding arrangement or understanding, whether or not in writing.

2.	RELEASE

2.1	Release and discharge

With effect form the date of this document, the Mortgagee releases all the Mortgaged Property from the MRL Share Mortgage and discharges the Mortgagor and the Borrower from all liability under the MRL Share Mortgage (save for the liabilities assumed by the Mortgagor and the Borrower under Article 7 of the MRL Share Mortgage).

2.2	No effect on Facility Agreement

The Mortgagor and the Borrower acknowledge that nothing in this document affects their rights and obligations under the Facility Agreement.

3.	GENERAL

3.1	Governing law

This document is governed by the law in force in Papua New Guinea.

2.

Each party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Papua New Guinea, and any court that may hear appeals from any of those courts, for any proceedings in connection with this document, and waives any right it might have to claim that those courts are an inconvenient forum.

3.2	Liability for costs and taxes

Each party must pay its own expenses incurred in negotiating this document. The Borrower and the Mortgagor shall pay all duties and taxes payable on this document together with the costs of any notification or filing required to give effect to it.

3.3	Giving effect to this document

Each party must do anything (including execute any document), and must ensure that its employees and agents do anything (including execute any document), that any other party may reasonably require to give full effect to this document.

3.4	Counterparts

This document may be executed in counterparts.

3.5	Attorneys

Each person who executes this document on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

[Insert appropriate execution clauses]

3.